Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FIRST FINANCIAL BANCORP.

FIRST. The name of said corporation shall be First Financial Bancorp.

SECOND. The place in Ohio where its principal office is to be located is Cincinnati, Hamilton County.

THIRD. The purposes for which it is formed are: to organize, purchase, acquire, own, invest in, or control banks and other companies, and the shares and securities of the same, in accordance with, and to the full extent permitted by, the Bank Holding Company Act of 1956 and other applicable laws of the United States, or of this State, as now or hereafter amended, and to carry on the business of a bank holding company in accordance with such laws; and to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

FOURTH. (A) The maximum number of shares which the corporation is authorized to issue is One-Hundred Seventy Million (170,000,000) shares, all of which shall be with or without par value.

(B) The total number of common shares which the corporation is authorized to issue is One Hundred Sixty Million (160,000,000) common shares, without par value.

(1)                                 Dividends. The holders of common shares shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from any funds legally available therefore.

(2)                                 Voting. Each outstanding common share of the corporation shall entitle the holder thereof to one vote and, except as otherwise prescribed by law or the provisions of this Article Fourth, the exclusive voting power for all purposes shall be vested in the holders of common shares.

(3)                                 Preemptive Rights. No holder of common shares of the corporation shall have preemptive rights to subscribe for or to purchase any common shares of the corporation or any other securities of the corporation, whether such share or shares are now or hereafter authorized.

(4)                                 Purchase of Own Securities. The corporation shall be authorized to purchase or otherwise acquire, and to hold, own, pledge, transfer or otherwise dispose of, its own common shares and other securities, subject, however, to the laws of the State of Ohio and to federal statutes, and without limitation to the Bank Holding Company Act of 1956 as amended and as hereinafter may be amended or supplemented.

(5)                                 The shareholders shall not have the right to vote cumulatively in the election of directors effective for the Annual Meeting occurring in 1988 and thereafter.

(C) The total number of preferred shares which the corporation shall have the authority to issue is Ten Million (10,000,000) preferred shares, with or without par value as determined by the Board of Directors. The Board of Directors is hereby authorized, subject to the limitations prescribed by law or the provisions of this Article Fourth, by filing articles of amendment pursuant to the applicable laws of Ohio, to provide for the issuance of preferred shares and to fix the designations, powers, preferences and rights thereof. Subject to the limitations set forth herein, the Board of Directors has the authority to determine and fix any express terms with respect to each series to the fullest extent permitted by the Revised Code of Ohio or the provisions of this Article Fourth, which shall include, but not be limited to, the determination of the following:

(1)                                 the number of shares constituting that series and the distinct designation of that series;

(2)                                 the dividend rate, if any, on such shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

(3)                                 whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights, provided that the holders of preferred shares will not be entitled (a) to more than one vote per share, when voting as a class with the holders of common shares or (b) to vote on any other matter separately as a class or series, except where expressly required by the Ohio Revised Code;

(4)                                 whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for the adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)                                 whether the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, including the date or dates upon or after which they shall be redeemable or exchangeable, and the amount per share payable in case of redemption or exchange, which amount may vary under different conditions and at different redemption or exchange rates;

(6)                                 whether that series shall have a sinking fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)                                 the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)                                 any other relative rights, preferences and limitations of that series.

FIFTH. The number and qualification of directors of the corporation shall be fixed from time to time by its Code of Regulations. The number of directors may be increased or decreased as therein provided but the number thereof shall in no event be fixed at less than nine. At the annual meeting of shareholders in 2011 and at each annual meeting of shareholders thereafter, the successors to that class of directors whose term then expires shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until a successor is elected, or until the director’s earlier resignation, removal from office, or death. Directors elected at the 2009 and 2010 annual meetings of shareholders shall hold office until, respectively, the 2012 and 2013 annual meeting of shareholders and until a successor is elected, or until the director’s earlier resignation, removal from office, or death. Any director elected to fill a vacancy in the board of directors that results from an increase in the number of directors of the corporation shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until a successor is elected, or until the director’s earlier resignation, removal from office, or death. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor. No reduction in the number of directors shall of itself have the effect of shortening the term of an incumbent director.

SIXTH. Each person who is or was a director, officer, employee or agent of the corporation shall be indemnified by the corporation to the full extent permitted by the Revised Code of Ohio against any liability, cost or expense incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as a director, officer, employee or agent. The corporation may, but shall not be obligated to, maintain insurance, at its expense, to protect itself and any such person against any such liability, cost or expense.

SEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the laws of Ohio, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

Effective Date of Revisions
Revised April 30, 1987
Revised April 30, 1990
Revised May 7, 1991
Revised April 27, 1993
Revised April 26, 1994
Revised April 22, 1997
Revised April 28, 1998
Revised April 27, 1999
Revised March 4, 2008
Revised December 17, 2008
Revised June 13, 2011
Revised June 25, 2014